EXHIBIT 99.1


                       PURCHASEPRO SECURES COMMITMENT FOR
                         $15 MILLION OF EQUITY FINANCING

Las Vegas - December 21, 2001 - PurchasePro (Nasdaq: PPRO) today announced that it has entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago based institutional investor, under which PurchasePro has received a commitment for the purchase of up to $15 million of PurchasePro common stock from the company, at PurchasePro's discretion.

     Under the terms of the agreement, funding may occur from time to time after the Securities and Exchange Commission has declared effective a registration statement covering the shares of common stock to be purchased in the program. Shares will be sold at no discount to market.

     PurchasePro said that it will file an 8-K within the next 15 days describing the transaction with the Securities and Exchange Commission.

     Richard L. Clemmer, chief executive officer of PurchasePro, said, "We believe this transaction will help assure current and prospective customers that PurchasePro is a long-term player in a high growth industry. Moreover, because of the minimal dilution to our shareholders and the long term nature of Fusion Capital's investment we consider this to be the best possible solution to our financing requirements."

About PurchasePro

PurchasePro(R), www.purchasepro.com, is a B2B e-commerce leader with the stated goal of providing software to enable enterprises of all sizes to gain universal access to the world's largest commerce network. The PurchasePro commerce network comprises more than 300,000 businesses, authorized to buy and sell, and powers hundreds of private-label marketplaces. PurchasePro provides the following B2B e-commerce solutions: e-Procurement for enterprise-wide procurement; e-Source for strategic sourcing, v-Distributor for online distributors; and e-MarketMaker for Internet market makers.

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This news release may include forward-looking  statements,  which are subject to the "Safe Harbor" created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve certain risks and uncertainties that can cause actual results to differ materially from those in the forward-looking statements. These forward-looking statements represent only the views of certain members of management and are based on limited information available to us now, which is subject to change. We have no current plan to update these statements. Actual results may differ substantially from what we say today and no one should assume at a later date that the forward-looking statements provided herein are still valid. They speak only as of today. For more information about these risks and uncertainties, see the SEC filings of PurchasePro.com, Inc., including the section titled "Factors That May Affect Results" in its 10-K filing for the period ended December 31, 2000, and its 10-Q for the quarter ended September 30, 2001, which are available from the company on request and on the Internet at the
SEC's   Website,   www.sec.gov.   Note:   PurchasePro   is  a  service  mark  of
PurchasePro.com Inc. All other trademarks or registered trademarks are the property of their respective owners.


Contacts:
Steven D. Stern
Vice President, Corporate Communications
PurchasePro
702.316.7000
steve.stern@purchasepro.com

Matthew Brimhall
Manager, Worldwide Public Relations
PurchasePro
702.316.7000
matthew.brimhall@purchasepro.com